UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 23, 2017

Dominion Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or other jurisdiction of incorporation)	001-08489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant's Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2017 Annual Incentive Plan

On January 23, 2017, the Dominion Resources, Inc. (Dominion) Compensation, Governance and Nominating Committee (CGN Committee) approved the 2017 Annual Incentive Plan (the "Plan").  Under the Plan, Dominion's officers are eligible for an annual performance-based cash award.  Each officer has a target incentive award under the Plan based on a percentage of base salary.  For 2017, the target percentages of base salary for Dominion's named executive officers are as follows:  Chairman, President and Chief Executive Officer – 125%; Executive Vice President and Chief Financial Officer – 100%; Executive Vice President and President and Chief Executive Officer – Dominion Generation Group – 90%; Senior Vice President and President and Chief Executive Officer – Dominion Virginia Power – 90%; and Senior Vice President and President and Chief Executive Officer – Dominion Energy – 90%.

The Plan is funded based on the achievement of consolidated financial operating earnings goals, with potential funding ranging from 0% to 200% of the target funding with the CGN Committee retaining negative discretion with respect to funding for current and future named executive officers.  For most officers, payout of the amount funded under the Plan is subject to achievement of applicable consolidated financial, business unit financial, and operating and stewardship goals, including safety goals and diversity and inclusion goals.  For the named executive officers, payout of incentives under the Plan will be based solely on the achievement of the funding goals, subject to the CGN Committee's negative discretion, in order to preserve the deductibility pursuant to Internal Revenue Code Section 162(m) of any payouts they receive under the Plan.

2017 Long-Term Incentive Program

On January 23, 2017, the CGN Committee approved the 2017 Long-Term Incentive Program (the "Program") for its officers, including its named executive officers. The Program is being awarded pursuant to Dominion's 2014 Incentive Compensation Plan and consists of two components: restricted stock and cash-based performance grants.

The restricted stock is subject to a three-year cliff vesting period, while payout of the performance grants will be based on the achievement of two performance metrics: total shareholder return relative to a group of peer companies selected by the CGN Committee (weighted 50%) and return on invested capital (weighted 50%).

 For performance grants under the 2017 Program, the CGN Committee decided to change from a two-year to a three-year performance period, in order to better align the awards with the committee's objective of incentivizing employees to achieve long-term performance goals. The three-year performance grant will have a performance period ending December 31, 2019, with payment made by March 15, 2020.

The most recent performance grant previously awarded in February 2016 has a two-year performance period ending December 31, 2017, with payment made by March 15, 2018. In order to bridge the gap year in 2019, in which participants would not have the opportunity to earn any performance grant payout due to the change to a three-year performance period, the CGN Committee also approved a one-time transition performance grant under the 2017 Program, with a two-year performance period ending December 31, 2018, and payment by March 15, 2019. The transition grant preserves each officer's opportunity to maintain the same annual performance grant payout opportunity through the Program's transition to a three-year performance period.

The target values for the two- and three-year performance grants are each equal to the grant date value of the restricted stock portion of the Program. Payout of the cash-based performance grants will vary depending on the level of achievement of the performance metrics. The CGN Committee retains authority to exercise negative discretion to lower payouts as it may deem appropriate, in its sole discretion.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Mark O. Webb
Mark O. Webb Senior Vice President – Corporate Affairs and Chief Legal Officer

Date:  January 27, 2017